Exhibit 23.1

CONSENT OF RALPH E DAVIS ASSOCIATES, INC.

As independent oil and gas consultants, Ralph E. Davis Associates, Inc. hereby consents to the references to our firm in the form and context in which they appear in the Quarterly Report on Form 10-Q of Hydrocarb Energy Corp. (the “Company”) for the six months ended January 31, 2015 (the “Quarterly Report”).

We also herby further consent to the inclusion and use in the Quarterly Report of our report dated January 31, 2015, entitled “Hydrocarb Energy Corporation Estimated Future Reserves and Income as of January 31, 2015 (the “Report”) and to the inclusion of our Report as Exhibit 99.1 to the Quarterly Report.

/s/ Ralph E Davis Associates, Inc.

RALPH E DAVIS ASSOCIATES, INC.

March 23, 2015